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                                                                   Exhibit 10.09

                           SONTRA MEDICAL CORPORATION

                     AGREEMENT TO AMEND EMPLOYMENT AGREEMENT
                 AND ENTER INTO INDEPENDENT CONTRACTOR AGREEMENT

         THIS AGREEMENT TO AMEND EMPLOYMENT AGREEMENT AND ENTER INTO INDEPENDENT CONTRACTOR AGREEMENT ("Agreement") dated November 1, 2002 (the "Effective Date") is made between Sontra Medical Corporation and its affiliates, successors, assigns and duly authorized representatives (the "Company") and Joseph Kost (the "Contractor"), for the purpose of setting forth the exclusive terms and conditions by which the Company and Contractor desire to (i) amend that certain Employment Agreement dated June 12, 2001 entered into by and between the Company and Joseph Kost (the "Employment Agreement") and (ii) acquire Contractor's services on a temporary basis.

         In consideration of the mutual obligations specified in this Agreement, the parties, intending to be legally bound hereby, agree to the following:

         1. Amendment of Employment Agreement: The parties hereby amend the Employment Agreement by deleting paragraph 3.1 of the Employment Agreement and replacing it with the following:

                  "3.1. Base Salary. The Executive's salary, effective as of November 1, 2002, shall be paid at a rate of $10,000.00 per month (annualized compensation of $120,000.00) (the "Base Salary"). The Base Salary shall be payable in accordance with the customary payroll practices of the Company as may be established or modified from time to time. The Board of Directors in its sole discretion may adjust the Executive's salary at any time. All payments shall be subject to all applicable federal, state and/or local payroll and withholding taxes."

         Except as expressly set forth above, all terms and conditions of the Employment Agreement shall remain in full force and effect until January 1, 2003, at which time the parties expressly agree to rescind the Employment Agreement in its entirety. As such, as of January 1, 2003, the parties agree that the Employment Agreement will be of no further force and effect. In rescinding the Employment Agreement, the parties acknowledge and agree that the terms and conditions of the Employment Agreement and all obligations arising from such terms and conditions, including any obligations intended to survive the termination of such Employment Agreement, will no longer be enforceable as of January 1, 2003. The parties further agree, however, that effective January 1, 2003, Joseph Kost shall commence providing Services (as defined herein) to the Company pursuant to the remainder of this Agreement as an Independent Contractor. As such, all remaining provisions of this Agreement are effective on January 1, 2003.

         2.       Services:

         (a) Company hereby retains Contractor, and Contractor hereby agrees to perform for Company, certain services assigned to Contractor by the Company in the Company's sole discretion, including, but not limited to, rendering scientific advice and counsel to the Company in the

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"Consulting Field", wherein "Consulting Field" is defined as any and all applications in ultrasound enhanced diagnostics and transdermal drug delivery (collectively the "Services"):

         (b) Contractor agrees to keep Company updated, promptly upon Company's request, of any progress, problems, and/or developments of which Contractor is aware regarding the Services. Company shall have the right to require such updates in writing from Contractor in a format specified by Company or acceptable to Company in its sole discretion.

         3.       Consideration/Compensation:

         (a) In exchange for the full, prompt, and satisfactory performance of all Services to be rendered to Company hereunder (as determined by the Company), Company shall provide Contractor, as full and complete compensation for the Services rendered hereunder, compensation consisting of (i) cash at a rate of $10,000.00 per month (annualized compensation of $120,000.00), unless and until directed otherwise in writing by the Chief Executive Officer of the Company. Contractor shall invoice Company on a monthly basis setting forth in detail the Services performed by Contractor. Company shall remit payment to Contractor within a reasonable time thereafter. Failure by Contractor to submit a detailed invoice shall be grounds for Company to withhold any and all compensation.

         (b) Contractor shall not be entitled to receive any other compensation or any benefits from Company. Except as otherwise required by law, Company shall not withhold any sums or payments made to Contractor for social security or other federal, state or local tax liabilities or contributions, and all withholdings, liabilities, and contributions shall be solely Contractor's responsibility. Further, Contractor understands and agrees that the Services are not covered under the unemployment compensation laws and are not intended to be covered by workers' compensation laws.

         4.       Nondisclosure:

         (a) Contractor understands that, in connection with his engagement with Company, he may receive, produce, or otherwise be exposed to Company's Confidential Information, which is defined as any information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential and that is maintained by the Company as confidential. Such Confidential Information shall include, but is not limited to, trade secrets or proprietary or confidential information respecting existing and future products and services, inventions, designs, methods, formulas, drafts of publications, research, know-how, techniques, systems, databases, processes, software programs or code, developments or experimental work, works of authorship, customer lists and/or customer information, business plans, marketing plans, financial information, sales techniques, projects, the Company's salary and/or pay rates, other Company personnel information, and all other plans and proposals.

         (b) Contractor acknowledges that the Confidential Information is the Company's sole, exclusive and extremely valuable property. Accordingly, Contractor agrees to segregate all Confidential Information from information of other companies and agrees not to reproduce any Confidential Information without Company's prior written consent, not to use the Confidential Information except in the performance of this Agreement, and not to divulge all or any part of the Confidential Information in any form to any third party, either during or after the term of this

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Agreement, except to Company employees and Contractor Employees, if any, who need to know such Confidential Information in order to perform the Services. Contractor shall require such Contractor Employees to execute a nondisclosure agreement satisfactory to the Company before such Contractor Employee is exposed to any Confidential Information. Upon termination or expiration of this Agreement for any reason, Contractor agrees to cease using and to return to Company all whole and partial copies and derivatives of the Confidential Information, whether in Contractor's possession or under Contractor's direct or indirect control, including any computer access nodes and/or codes, and to arrange for the return of such materials by all Contractor Employees.

         (c) Contractor shall not disclose or otherwise make available to Company in any manner any confidential and proprietary information received by Contractor from third parties. Contractor warrants that his performance of all the terms of this Agreement does not and will not breach any agreement entered into by Contractor with any other party, and Contractor agrees not to enter into any agreement, oral or written, in conflict herewith. In addition, Contractor recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use such information only for certain limited purposes. Contractor agrees that he owes the Company and such third parties, during the term of the Contractor's relationship with the Company and thereafter, regardless of the reason for the termination of the relationship, a duty to hold all such confidential or proprietary information in the strictest of confidence and not to disclose such information to any person, firm or corporation (except as necessary in carrying out his work for the Company consistent with the Company's agreement with such third party) or to use such information for the benefit of anyone other than for the Company or such third party (consistent with the Company's agreement with such third party).

         (d) Contractor also agrees that during his consultancy with the Company that he shall not make, use or permit to be used any Company Property otherwise than for the benefit of the Company. The term "Company Property" shall include all notes, memoranda, reports, lists, records, drawings, sketches, designs, specifications, software programs, software code, data, computers, palm pilots and their equivalents, cellular telephones, pagers, credit and/or calling cards, keys, access cards, documentation or other materials of any nature and in any form, whether written, printed, electronic or in digital format or otherwise, relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs, and any other Company property in his possession, custody or control. Contractor further agrees that he shall not, after the termination of his consultancy, use or permit others to use any such Company Property. Contractor acknowledges and agrees that all Company Property shall be and remain the sole and exclusive property of the Company. Immediately upon the termination of Contractor's consultancy, Contractor shall deliver all Company Property in his possession, and all copies thereof, to the Company.

         5.       Ownership of Work Product:

         (a) Contractor agrees to promptly disclose to Company any and all Work Product. "Work Product" includes without limitation any and all notes, drawings, designs, technical data, know how, works of authorship, firmware, software, ideas, improvements, inventions, material, information, work or product conceived, created, written or first reduced to practice by Contractor

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either solely or jointly with others in the performance of consulting services for Company and/or resulting from use of Confidential Information by Contractor solely or jointly with others. Contractor agrees to assign and does hereby assign to Company his entire right, title and interest, including without limitation any copyright, patent, trade secret, trademark (including the good will associated therewith) or other intellectual property rights in and to the Work Product. All works of authorship, firmware, software or other applicable Work Product shall be considered works for hire by Contractor for Company and all Work Product shall be the Company's sole and exclusive property. Contractor agrees to and shall provide Company with all Work Product generated on Company's behalf.

         (b) Contractor hereby grants to Company under any and all intellectual property rights a non-exclusive, irrevocable, royalty free, and worldwide license to use all notes, works of authorship, ideas, designs, firmware, software, technical data, ideas, research, reports, and other such inventions which are not Work Product, but which are owned by Contractor and are necessary or desirable to use any Work Product delivered by Contractor to Company (individually and collectively, "Background Material") including, without limitation, the right to make, have made, sell, offer for sale, rent, lease, import, copy, create derivative works, display, perform, and distribute the Background Material.

         (c)      Contractor further agrees:

                  (i) to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) patents, copyrights, trademarks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

                  (ii) to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such patent, copyright, trademark or other analogous protection.

         (d) Contractor also agrees, at the request and cost of Company, to promptly sign, execute, make and do all such deeds, documents, acts and things as Company may reasonably require or desire to perfect Company's entire right, title, and interest in and to any Work Product and/or Background Material. Contractor agrees that if Company is unable because of Contractor's unavailability, or for any other reason, to secure the signature of an authorized agent of Contractor to apply for or to pursue any application for any United States or foreign patents, copyright or trademark registrations covering the assignments to Company, then Contractor hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Contractor's agent and attorney in fact, to act for and in Contractor's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright, and trademark registrations thereon with the same legal force and effect as if executed by an authorized agent of Contractor.

         (e) Contractor warrants that it has good and marketable title to the Background Material and Work Product and that he shall not knowingly incorporate into any Work Product any material

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that would infringe any copyright, trade secret, trademark or other intellectual property rights of any person or entity. Contractor further warrants that the Background Material and Work Product shall be free and clear of all liens, claims, encumbrances or demands of third parties, including any claims by any such third parties of any right, title or interest in or to the Background Material and/or Work Product arising out of any patent, trade secret, copyright or other intellectual property right. Contractor shall indemnify, defend and hold harmless the Company and its customers from any and all liability, loss, cost, damage, judgment or expense (including reasonable attorney's fees) resulting from or arising in any way out of any such claims by any third parties, and/or which are based upon, or are the result of any breach of, the warranties contained in this Section 4. In the event of a breach of the warranties set forth in this Section 4, in addition to all other remedies available to Company, Contractor shall, at no additional cost to Company, replace or modify the Work Product within a reasonable time, with a functionally equivalent and conforming Work Product at his/her own expense, or obtain for Company the right to continue using the Work Product and in all other respects use his/her best efforts to remedy the breach.

         6. Noncompetition; Nonsolicitation. During the period of this Agreement and for one year thereafter, Contractor shall not, directly or indirectly, alone or as a partner, joint venturer, consultant, contractor, lender, officer, director, employee, shareholder or investor of any entity, engage in any business or activity within the United States which is in competition with the products or services which, during such period, are being or are proposed to be created, developed, manufactured, marketed, distributed or sold by the Company. Further, during the period of this Agreement and for one year thereafter, Contractor shall not, directly or indirectly, alone or as a partner, joint venturer, consultant, contractor, lender, officer, director, employee, shareholder or investor of any entity, (a) solicit or do business with any customer of the Company or any potential customer of the Company with whom Contractor has had contact or about whom he has obtained Confidential Information, or (b) recruit or solicit for hire any person who is or was an employee, agent, representative or consultant of the Company at any time during the term of this Agreement or during the period of one year thereafter, or in any manner seek to solicit or induce any such person to leave his employment with the Company, or assist in the recruitment or hiring of any such person. Contractor's record or beneficial ownership of not more than five percent (5%) of the outstanding publicly traded capital stock of any entity shall not be deemed, in and of itself, to be in violation of this Paragraph.

         7.       Indemnification/Release:

         (a) Contractor agrees to take all necessary precautions to prevent injury to any persons (including employees of Company) or damage to property (including Company's property) during the term of this Agreement, and shall indemnify, defend and hold harmless Company, its officers, directors, shareholders, employees, representatives and/or agents from any claim, liability, loss, cost, damage, judgment, settlement or expense (including attorney's fees) resulting from or arising in any way out of injury (including death) to any person or damage to property arising in any way out of any act, error, omission or negligence on the part of Contractor or any Contractor Employee in the performance or failure to fulfill any Services or obligations under this Agreement. Contractor further agrees to indemnify, defend and hold harmless Company, its officers, directors, shareholders, employees, representatives and/or agents from the costs to Company of remedying any violation or

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breach of this Agreement by Contractor and/or from the costs to the Company resulting from a breach by Contractor to a third party during the performance of the Services under this Agreement.

         (b) Contractor agrees to indemnify and hold the Company harmless from and against any and all claims, losses, demands, liabilities, damages, costs, or expenses (including, without limitation, attorney's fees, back wages, liquidated damages, penalties or interest) resulting from any violation of any federal, state or local law, regulation, or ordinance by Contractor, including, without limitation, Contractor's failure to collect, withhold, or pay any and all federal or state taxes required to be withheld or paid by employers or employees, including, without limitation, any and all income tax, social security, and FUTA taxes.

         (c) In remedying any violation of this Agreement by Contractor, the Company shall first notify Contractor of the existence of such violation and provide Contractor thirty (30) days in which to remedy the violation at Contractor's expense.

         8. Termination: This Agreement shall be effective on the date hereof and shall continue until terminated by either party upon written notice. In the event of termination, Contractor shall, upon request, perform such work as may be requested to transfer work in process to the Company or to a party designated by the Company.

         9.       Independent Contractor:

         (a) Company and Contractor expressly agree and understand that Contractor is an independent contractor and nothing in this Agreement nor the services rendered hereunder is meant, or shall be construed in any way or manner, to create between them a relationship of employer and employee, principal and agent, partners or any other relationship other than that of independent parties contracting with each other solely for the purpose of carrying out the provisions of this Agreement. Contractor is not the agent of Company and is not authorized and shall not have the power or authority to bind Company or incur any liability or obligation, or act on behalf of Company. At no time shall Contractor represent that he is an agent of the Company, or that any of the views, advice, statements and/or information that may be provided while performing the Services are those of the Company.

         (b) While Company is entitled to provide Contractor with general guidance to assist Contractor in completing the scope of work to Company's satisfaction, Contractor is ultimately responsible for directing and controlling the performance of the task and the scope of work, in accordance with the terms and conditions of this Agreement. Contractor shall use his best efforts, energy and skill in his own name and in such manner as he sees fit.

         10.      Contractor Warranties:

         (a) The execution and performance of this Agreement will not constitute a breach or default under any contract or instrument to which Contractor is a party, or by which he is bound, including, without limitation, any and all employment, noncompetition and nondisclosure agreements with any former employer or customer, and Contractor is under no contractual or other obligation to any third party which would prevent or limit his performance or services under this Agreement.

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         (b)      Contractor has complied with all federal, state, and local laws regarding business permits and licenses that may be required to carry out the services to be performed under this Agreement.

         (c) Contractor is free to disclose to the Company, without breach of any obligation to a third party, any and all information, ideas, suggestions, developments, or know-how that Contractor will divulge in performing the services under this Agreement.

         11.      General:

         (a) This Agreement does not create an obligation on Company to continue to retain Contractor beyond this Agreement's termination.

         (b) This Agreement may not be changed unless mutually agreed upon in writing by both Contractor and by an authorized officer of the Company.

         (c) Sections 1, 3, 4, 5, 6, 7, 8, 9 and 10 shall survive the termination of this Agreement regardless of the manner of such termination.

         (d) Any waiver by Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

         (e) Contractor hereby agrees that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

         (f) Company shall have the right to assign this Agreement to its successors and assigns, and this Agreement shall inure to the benefit of and be enforceable by said successors or assigns. Contractor may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Company's Chief Executive Officer, and this Agreement shall be binding upon Contractor's heirs, executors, administrators and legal representatives.

         (g) This Agreement and all aspects of the relationship between the parties hereto shall be construed and enforced in accordance with and governed by the internal laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions. The Contractor further agrees that any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) shall be commenced and maintained in any state or federal court located in Massachusetts, and Contractor hereby submits to the jurisdiction and venue of any such court.

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         (h)      This Agreement sets forth the complete, sole and entire
agreement between the parties with respect to the subject matter herein and supersedes any and all other agreements, negotiations, discussions, proposals, or understandings, whether oral or written, previously entered into, discussed or considered by the parties, including without limitation, the June 1, 1998 Consulting Agreement entered into by and between the parties.

         (i) The language of all parts of this Agreement will in all cases be construed as a whole in accordance with its fair meaning and not strictly for or against either party hereto.

         (j) Contractor further agrees that any breach of this Agreement by him will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent Contractor from violating his obligations hereunder.

         (k) All notices provided for in this Agreement shall be given in writing and shall be effective when either served by hand delivery, express overnight courier service, or by registered or certified mail, return receipt requested, addressed to the parties at their respective addresses: for the
Company: 58 Charles Street, Cambridge, MA 02141; for the Contractor: 931 Massachusetts Ave., #30, Cambridge, MA 02139, or to such other address or addresses as either party may later specify by written notice to the other.

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         IN WITNESS WHEREOF, the parties hereto have executed this Independent
Contractor Agreement.

         JOSEPH KOST:                                SONTRA MEDICAL CORPORATION:

         /s/ Joseph Kost                             By: /s/ Thomas W. Davison
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         Signature
                                                     Title: President and CEO
                                                            --------------------

         Date: 12/22/02                              Date: 12/12/02
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